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April 29, 1999


Mr. John C. Voaden
12 Willow Lane
Avon, CT 06001


Dear John:

         We are pleased to extend a formal offer of employment to you. This letter, when signed by you, shall constitute our agreement (this "Agreement") with respect to the terms and conditions of your employment with Caribiner International, Inc. (the "Company").


                  1. Position: You shall be hired to fill the position of Chief Executive Officer of the Hospitality Resources International/Presentation Services ("HRI/PS") division of Caribiner Audio Visual Services, Inc., a subsidiary of the Company. In the performance of your duties, you will report to the Chief Executive Officer of the Company. You will perform the duties of Chief Executive Officer of HRI/PS and such other duties and responsibilities as shall be designated to you, from time to time, by the Chief Executive Officer of the Company or the Board of Directors of the Company (the "Board"). You will be based in the Company's Chicago offices.

                  2.  Compensation:

                           (a) You will receive a base salary of $250,000.00 per annum, which will be payable in bi-weekly installments or otherwise in accordance with the Company's policies. Your performance and base salary will be reviewed annually, and may, in the discretion of senior management and the Board, be increased following such review.

                           (b) In addition to your base salary, provided that you are employed by the Company on the last day of its fiscal year, you will be eligible to receive an annual bonus payable on or about December 15 of each year. Your bonus shall be subject to the discretion of the Board, and is not guaranteed (except as set forth below), and shall be dependent upon your and the Company's performance. Your target bonus shall be at forty (40%) percent of your annual base salary. Provided you are employed by the Company on September 30, 1999, your guaranteed Bonus in respect of the Company's fiscal year ended September 30, 1999 (payable on approximately December 15, 1999) shall be no less than $50,000.

                  3. Benefits: (a) You will be entitled to participate in the Company's hospitalization, medical, dental and vision insurance plans, as well as long-term and short-term disability and life insurance plans, on the same basis as other senior executive employees of the Company in accordance with Company practices and subject in each case to the terms and conditions of the applicable plan, which shall govern your participation therein. You will also be entitled to participate in the Company's 401(k) plan and any other similar plan or plans adopted by the Company for similar employees and subject in each case to the terms and condtions of the applicable plan, which shall govern your participation therein.

                           (b) You willl be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with the Company's business, provided that such expenses are



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Mr. John C. Voaden
April 29, 1999
Page 2

                           adequately documented and vouchered in accordance with the Company's policies.

                           (c) You will be entitled to an automobile allowance in the amount of $500 per month, payable in equal installments during each payroll period, to defray all costs incurred by you in connection with your use of your automobile in connection with the business of the Company (except for those which you are entitled to reimbursement pursuant to Paragraph 3(b) hereof).

                           (d) You will be entitled to reimbursement for weekly airfare from Hartford, Connecticut to Chicago, Illinois in accordance with, and subject to, the Company's policies.

                  4. Vacation: You will be entitled to four (4) weeks paid vacation per year in accordance with the Company's policies, which shall be in addition to all other holidays established as part of the Company's standard practices.

                  5. Non-Competition. You hereby agree and covenant that commencing as of the date hereof and for a period of two (2) years following the termination of your employment with the Company (the "Restricted Period") you will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any material part of the business conducted by HRI/PS during the period of your employment with the Company (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Paragraph 5).

                  6. Non-Solicitation: You hereby agree and covenant that for the Restricted Period you shall not (without first obtaining the written permission of the Company), directly or indirectly, (i) participate in the solicitation of any business of any type conducted by the Company during the period of your employment with the Company from any person or entity which was a client or customer of the Company during the period of your employment with the Company, or was a prospective customer of the Company from which you (or employees under your supervision) solicited business or for which a proposal for submission was prepared during the period of your employment with the Company or (ii) recruit for employment, or induce or seek to cause such person to terminate his or her employment with the Company, any person who then is an employee of the Company.

                  7. Confidential Matters: During and after the Restricted Period, you shall keep secret all confidential matters of the Company and its affiliates, including but not to limited to trade "know-how," secrets, consultant contracts, customer lists, operational methods, marketing plans or strategies, business acquisition plans, new personnel and other business affairs of the Company and its affiliates learned by you heretofore or hereafter, and shall not disclose them to anyone outside of the Company during and after the Restricted Period except (i) with the Company's written consent, (ii) as required by law or (iii) as required to enforce or construe this Agreement to the extent



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Mr. John C. Voaden
April 29, 1999
Page 3


         reasonable and necessary. You shall deliver promptly to the Company upon termination of your employment, or any time the Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of the Company which you may then possess or have under your control; provided, that, you may retain copies of documents to the extent reasonably needed to protect or enforce your rights hereunder.

                  8. Specific Performance; Damages: In the event of a breach or threatened breach of the provisions of Paragraphs 5, 6 or 7 hereof, you agree that the injury which would be suffered by the Company would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, you agree that in the event of a breach or threatened breach of Paragraphs 5, 6 or 7 hereof, in addition to and not in lieu of any damages sustained by the Company and any other remedies which the Company may pursue hereunder or under any applicable law, the Company shall have the right to equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, you understand and confirm that, in the event of a breach or threatened breach of Paragraphs 5, 6 or 7 hereof, you may be held financially liable to the Company for any loss suffered by the Company as a result.

                  9. Severance. If you are discharged within three (3) years from the date hereof without Cause (as hereinafter defined) or by reason other than because of your death or incapacity, the Company shall pay to you (i) for a period of one (1) year, the Base Salary provided for in Paragraph 2 hereof as such sums become due (or, at the Company's election, in a lump sum giving effect to the present value of such payments); and (ii) the bonus (which you understand is entirely discretionary) in respect only of the fiscal year of the Company in which such termination occurs (prorated by reference to the number of days in such fiscal year actually worked by you). For purposes of this Agreement, the term "Cause" shall have the meaning given to such term in CII's 1996 Stock Option Plan, as amended.

                  10. Indemnification. Subject to the succeeding sentence, the Company shall indemnify, defend and hold you harmless from and against all losses, claims, damages, liabilities, judgments, fines, penalties, assessments and costs and expenses incurred (including, without limitation, reasonable attorneys' fees and disbursements) arising prior to, on or after the date hereof from your performance of your services pursuant to this Agreement. Notwithstanding the foregoing, you shall not be entitled to indemnification pursuant to this Paragraph 10 if a Court of competent jurisdiction or an administrative body or agency determines that, in connection with any matter giving rise to indemnification, you acted in bad faith or dishonestly, or committed an act for illegal personal gain, except as directed by the Board or a superior officer (if any), and you did not have any reasonable cause to believe that you violated any material law, committed an act of wanton or willful misconduct or gross negligence or that you acted in a manner beyond the authorized scope of your duties to be performed pursuant to this Agreement.

                  11. Preservation of Intent: Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, you and the Company agree that such provision shall be modified to the extent legally possible so that the



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Mr. John C. Voaden
April 29, 1999
Page 4

         intent of this Agreement may be legally carried out and such provision shall be enforced to the maximum extent.

                  12. Entire Agreement: This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, correspondence, commitments and representations in respect thereof among them.

                  13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York.

                  14. Employment: Notwithstanding anything contained herein to the contrary, but subject to the terms and conditions of this Agreement, you acknowledge that the Company reserves the right to end its employment relationship with you at any time and for any legal reason upon thirty (30) days notice to you and, as an "employee at-will", you may terminate your employment with the Company at any time and for any legal reason upon thirty (30) days notice to the Company.


                  If the foregoing correctly sets forth our understanding, please sign and return the duplicate copy of this letter which is enclosed herewith.

                                        Very truly yours,

                                        CARIBINER INTERNATIONAL, INC.


                                        By: /s/ Christopher A. Sinclair
                                           -----------------------------------
                                        Name:  Christopher A. Sinclair
                                        Title: President
                                               and Chief Executive Officer


AGREED AND ACCEPTED AS OF
THE 29th DAY OF APRIL, 1999.

/s/ John C. Voaden
--------------------------------
John C. Voaden